Exhibit 10.2

Arrangement with Anthony E. Giraudo

As an inducement for Mr. Giraudo to join Semtech Corporation as Chief Operating Officer, the Company made a one-time contribution in the amount of $30,000 to his account in the Semtech Executive Compensation Plan, which is a deferred compensation plan. This contribution will vest in four equal annual installments beginning in May 2005, or earlier upon death or disability.